REGISTERED MAIL,                   January 17, 1996
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RETURN RECEIPT REQUESTED
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The First National Bank of Boston
Shareholder Services Department
150 Royall Street
Canton, Massachusetts 02021
MS-45-01-11

Attn:  Ms. Jean Parillo

Dear Sirs:

     I refer you to the Rights Agreement dated as of January 30, 1986 (`Rights Agreement') between you and Dynamics Corporation of America (``Company'').
This letter shall constitute notice to you that the Company, acting through its Board of Directors and pursuant to the Board's resolution adopted at its meeting on December 27, 1995, has determined to extend the Expiration Date of the Rights (as defined in the Rights Agreement) for a period of ten years, or until February 14, 2006, as provided for in Section 7(b) of the Rights Agreement. The Company agrees to continue to be bound by and to perform its obligations under the Rights Agreement. Please acknowledge receipt of this notice and your agreement to continue to be bound by and to perform your obligations under the Rights Agreement by executing in the place provided and returning to the Company the enclosed copy of this letter in the postage paid, self-addressed envelope provided herewith.

                         Very truly yours,

                         DYNAMICS CORPORATION OF AMERICA


                         by:     /s/Henry V. Kensing
                            -------------------------------
                                   Henry V. Kensing,
                                   Vice President,
                                   General Counsel
                                    and Secretary


Receipt so acknowledged and so agreed:

THE FIRST NATIONAL BANK OF BOSTON

by:  /s/ Daniel T. Notartomaso, Jr., Senior Manager
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